Exhibit 10.1

Nathan’s Famous Systems, Inc.
One Jericho Plaza
Second Floor – Wing A
Jericho, New York 11753

December 5, 2012

John Morrell & Co.
805 East Kemper Road
Cincinnati, Ohio 45246

Gentlemen:

This letter agreement, when signed by Nathan’s Famous Systems, Inc. (“NFSI”) and John Morrell & Co. (“JMC”), sets forth the parties’ agreement and understanding concerning a licensing and supply agreement between NFSI and JMC (the “Agreement”).  It is intended by both parties that this Agreement will be replaced with and superseded by a long form licensing and supply agreement containing the material terms set out herein along with such other terms as are customary and appropriate for agreements of this type, which other terms will be negotiated in good faith; however, unless and until such time as the long form licensing and supply agreement is executed by both parties, this letter agreement, including the schedules thereto, shall upon its execution constitute a binding and definitive agreement between NFSI and JMC concerning all of the subject matter hereof.

1.             Term – 18 years commencing March 2, 2014.

2.             Territory – The United States.

3.             Rights:

(a) Retail – JMC will have the exclusive right and obligation to manufacture, distribute, market and sell “Nathan’s Famous” branded hot dog, sausage and corned beef products in refrigerated consumer packages to be resold through retail channels (e.g., supermarkets, groceries, mass merchandisers and club stores) (“NF Retail Products”) in the Territory.  If NFSI desires to sell any other “Nathan’s Famous” branded refrigerated meat products in consumer packages through retail channels in the Territory, NFSI will first offer JMC the right to license such products on terms to be negotiated in good faith.  If JMC does not want to license such products, or if NFSI and JMC are unable to agree on terms to do so, NFSI will be free to license such products to third parties.

(i) Enrobed Product – With respect to “Nathan’s Famous” branded enrobed hot dog products (such as mini bagel dogs, franks in blankets, corn dogs, corn dog nuggets, etc.) sold at retail in the Territory, NFSI will have the right to license third parties to enrobe, market and sell such products and JMC will have the obligation to supply NFSI with the hot dogs and/or sausages used in such products at BPP formula pricing (as set forth in Schedule II attached hereto).

(ii) International Retail Products – To the extent that NFSI’s retail licensees in any foreign territory are permitted to import U.S. manufactured hot dog products, and such licensees desire to conduct their retail supply arrangements in such a manner (as opposed to locally sourcing manufacturing), JMC will have the obligation to supply NFSI with “Nathan’s Famous” hot dog and sausage product for retail in such foreign territory at BPP formula pricing (plus any additional costs, on a “pass-thru” basis, to comply with the applicable foreign territory’s laws and regulations [e.g., the additional cost of BEV meat for products to be exported to Mexico]), but FOB plant of manufacture.  Currently, NFSI is so supplying its licensees in Canada, Mexico, the Dominican Republic and certain other Caribbean islands.

(b) Food Service/BPP – JMC will have the right and obligation to manufacture and distribute “Nathan’s Famous” hot dog and sausage products in bulk for use in the food service industry (“NF Food Service Products”) in the Territory.  All such NF Food Service Products will be marketed and sold by NFSI (through its Branded Products Program), who will purchase the same from JMC at BPP formula pricing (as set forth in Schedule II, attached hereto and incorporated herein).

(i) International Food Service – Again, to the extent that NFSI’s food service licensees in any foreign territory are permitted to import U.S. manufactured hot dog products, and such licensees desire to conduct their food service supply arrangements in such a manner (as opposed to locally sourcing manufacturing), JMC will have the obligation to supply NFSI with “Nathan’s Famous” hot dog and sausage product for food service in such foreign territory at BPP formula pricing (plus any additional costs, on a “pass-thru” basis, to comply with the applicable foreign territory’s laws and regulations), but FOB plant of manufacture.  Currently, NFSI is so supplying its licensees in Canada and Mexico.

(ii) All SKUs – As part of its obligations, JMC will be required to produce all existing SKUs of NF Food Service Products.  NFSI agrees that, where possible, it will work with JMC to eliminate duplicative or slow moving SKUs; provided that the same does not result in the loss by NFSI of the customer using such SKU.

(c) NF Restaurant System – JMC will have the right and obligation to supply “Nathan’s Famous” natural casing and skinless hot dogs in bulk to the “Nathan’s Famous” restaurant system (“NF Restaurant Product”) in the United States.  Such rights will be non-exclusive.  NF Restaurant Product will be supplied by JMC to NFSI’s restaurant distributors at formula pricing (as set forth in Schedule III, attached hereto and incorporated herein).  Notwithstanding the foregoing, if JMC is unable to provide manufacturing facilities for natural casing NF Restaurant Product, the parties will work together to find and secure a third party manufacturer to: (i) produce and supply the “Nathan’s Famous” restaurant system directly with natural casing NF Restaurant Products (and in such event such third party would be responsible for selling the natural casing NF Restaurant Products directly to NFSI’s restaurant distributors and making the marketing fund contribution described in paragraph 3 of Schedule III annexed hereto); and (ii) co-pack for JMC natural casing NF Retail Products (which JMC will be obligated to market, distribute and sell).  For the avoidance of doubt, JMC will remain obligated to produce and supply the “Nathan’s Famous” restaurant system with its skinless NF Restaurant Product needs.

4.             Manufacturing Facilities:

(a) Facilities – JMC will at all times during the Term own and maintain modern, USDA approved and supervised manufacturing facilities which will be used to produce all NF Retail, NF Food Service and NF Restaurant Products.  Currently, it is intended that: (i) all of the NF Retail Products and a portion of the NF Food Service Products will be manufactured at JMC’s plant in Cincinnati, Ohio; and (ii) the remainder of the NF Food Service Products will be manufactured at JMC’s COPAZ facility in Sioux Falls, Iowa.

(b) Capacity of Facilities – On March 2, 2014, JMC’s manufacturing facilities to be used hereunder will have sufficient initial annual capacity to absorb the production of all Nathan’s Famous hot dogs and sausages sold across all of NFSI’s lines of business.  (JMC acknowledges that NFSI has previously advised it of NFSI’s projections for the total annual tonnage of Nathan’s Famous hot dogs and sausages in the Territory, allocated by business line, for calendar 2012.  Further, in representing that it will have sufficient initial production capacity, JMC acknowledges that the total annual tonnage of Nathan’s Famous hot dogs and sausages sold across all of NFSI’s lines of business at the time production is transitioned to JMC on March 2, 2014 may be in excess of the projections for 2012.)  Thereafter, at all times during the Term, JMC will provide all additional capacity necessary to grow production for all lines of NFSI’s business.  Such additional capacity will be planned for and brought online in advance of actual need such that plant capacity will not cause lost sales opportunities.  In each plant in which JMC manufactures Nathan’s products, the Nathan’s products will have priority such that if additional Nathan’s capacity is necessary, it can be achieved by JMC moving manufacturing of non-Nathan’s products to another JMC or Smithfield Foods, Inc. facility.

 (c) Food Safety Standards – As of March 2, 2014 and for the duration of the Term, all of JMC’s plant facilities used hereunder will be certified with the highest level BRC or SQF food safety certification.

(d) Redundancy – For all lines of NFSI’s business, JMC will maintain manufacturing redundancy either within its own system of manufacturing facilities, or through the use of co-packers approved by NFSI, such that events at any one plant do not disrupt the supply of Nathan’s Famous hot dogs and sausages in any line of NFSI’s business.

(e) Specifications:

(i)  All product specifications and recipes (including any changes thereto), and all UPC and similar product codes, shall be owned exclusively by NFSI.  No changes may be made to the product specifications or recipes without NFSI’s prior written approval.

(ii)  It shall be a material obligation that all Nathan’s products produced by JMC will comply at all times with the product specifications and recipes.

(iii)  As part of the product specifications and recipes, JMC acknowledges that all products will be made using NFSI’s proprietary seasonings and that JMC will purchase such seasonings from only NFSI or NFSI’s designated spice manufacturer (and that in connection with the sale of such seasonings, NFSI shall be entitled to earn financial benefit, whether in the form of profit, royalties or otherwise).  NFSI’s current designated spice manufacturer is Saratoga Specialties (“Saratoga”), a division of JMC.  NFSI and JMC agree that NFSI’s agreement with Saratoga will be amended to provide that: (i) the term will be extended so that it will be co-terminus with the Term hereof; (ii) the rights granted to Saratoga to manufacture and supply NFSI’s proprietary seasonings will be for no less than 80% of the proprietary seasoning needs for the production of all Nathan’s Famous hot dogs and sausages in the United States (i.e., NFSI shall have the right to secure a secondary supplier of proprietary seasonings for up to 20% of the business); (iii) the per pound royalty paid by Saratoga to NFSI on the sale of NFSI’s proprietary seasonings will increase from its current rate by 3% annually; and (iv) the underlying cost of NFSI’s proprietary seasoning as produced by Saratoga will remain competitively priced (with NFSI having the right to periodically test the market to ensure the same).

(f) Production Personnel – At all times, JMC will ensure that all facilities used to produce Nathan’s products employ sufficient personnel with the necessary expertise in all areas (including, without limitation, procurement, production, quality assurance, engineering, logistics, human resources, etc.) to ensure that: (i) the facilities are operating properly at all times; and (ii) the products are made, packaged, stored and shipped (A) in compliance with all laws and regulations and the highest food safety standards, (B) according to their specifications, and (C) on a timely manner and in sufficient quantities.

(g) Cold Storage and Logistics – At all times, JMC will own or lease sufficient cold storage space (both refrigerated and frozen) to store satisfactory inventories of NF Retail, NF Food Service and NF Restaurant Products.  Additionally, JMC will employ sufficient planning and logistics personnel to monitor inventory levels and to arrange for timely and accurate product shipment and distribution.

(h) Approvals – Each of the following shall be subject to NFSI’s prior written approval: (i) all NF Retail, NF Food Service and NF Restaurant Products (including, without limitation, the types and sizes of products and the size of product packages); (ii) the design of all packaging materials in connection with NF Retail, NF Food Service and NF Restaurant Products; (iii) the design and final execution of all marketing, advertising or promotional materials relating to the NF Retail, NF Food Service or NF Restaurant Products; and (iv) any other use of the “Nathan’s Famous” trademarks and/or brand indicia.

5.             Sales and Marketing of NF Retail Products:

(a) Sales and Marketing Plans/Budgets – NFSI will be engaged by JMC early in the process of creating JMC’s annual sales, trade promotion, consumer marketing and product development plans/budgets so that NFSI will have meaningful input in connection therewith.  All such plans and budgets will be subject to NFSI and JMC mutual approval.  JMC will be responsible for carrying out the sales, promotion and marketing activities identified in such approved plans and budgets.  NFSI will be permitted to participate in all quarterly (or more frequent) reviews of budgets/plans.

(b) Consumer Marketing Fund Contribution – In addition to its obligation to fund the trade promotion and consumer marketing activities identified in the approved plans/budgets each year, JMC will make an annual contribution to NFSI’s own consumer marketing fund in the amount of $1 Million, which will be spent by NFSI on its own consumer marketing efforts each year (e.g., the Hot Dog Eating Contest, major sports stadium sponsorships such as Yankee Stadium and Citi Field, etc.).  Such annual contribution shall be paid 50% on each March 15th of the Term and 50% on each September 15th of the Term.

(c)  Personnel – At all times during the Term, JMC will have: (i) sufficient sales and marketing personnel with relevant experience to manage the sales and marketing of NF Retail Products; and (ii) a senior executive appointed as the “Brand Manager” whose responsibilities consist entirely of managing the “Nathan’s Famous” business being conducted under this Agreement.  Additionally, for a mutually approved minimum period of time, JMC agrees that it will use the same brokers that currently work on NF Retail Products to minimize transition risk.

6.  Financial Terms:

(a) Retail Royalty – JMC will pay NFSI on a monthly basis a royalty on NF Retail Products equal to 10.8% of “Net Sales” (gross delivered invoice price less only trade promotion discounts [slotting and the cost of trade advertisement will NOT be deducted in calculating “Net Sales”]).

(b) Minimum Guaranteed Royalties - Retail royalties paid during each year of the Term pursuant to paragraph 6(a) above shall not be less than the applicable amounts set forth in Schedule I annexed hereto and incorporated herein.  If actual retail royalties during any year are less than the applicable minimum guaranteed royalty, JMC will immediately pay NFSI the difference.

(c)  BPP Formula Pricing – See attached Schedule II.

(d) NF Restaurant Product Pricing – See attached Schedule III.

7.  JMC’s Sale of Nathan’s Famous Food Service Hot Dogs:

(a) General – NFSI and JMC historically had certain licensing arrangements pursuant to which NFSI licensed JMC the right to manufacture and sell “Nathan’s Famous” hot dogs to certain food service customers.  Currently, pursuant to those arrangements, JMC has two primary lines of business: (i) the sale of Nathan’s Famous hot dogs and sausages to * for preparation and sale in * cafes (the *); and (ii) the sale of Nathan’s Famous hot dogs to the deli departments of various large supermarket chains such as Kroger where those deli departments prepare the hot dogs and serve them on-site as a “grab-and-go” item (the “Supermarket Deli Food Service Business”).  All such pre-existing food service licensing arrangements between NFSI and JMC are hereby terminated but JMC will, pursuant to this agreement, continue to have the exclusive right to conduct the * and the Supermarket Deli Food Service Business, as well as the additional right to sell Nathan’s Famous hot dogs and sausages to other food service operations that exist within supermarkets, club stores, grocery stores and mass merchandisers where NF Retail Products are sold (“Other Food Service Within Retail Business”)  as set out below (i.e., JMC will have no right to sell Nathan’s Famous food service products beyond the *, the Supermarket Deli Food Service Business and the Other Food Service Within Retail Business).

(b) *:

•	On this business, JMC will continue to pay NFSI the royalty set forth in paragraph 1 of Schedule IV annexed hereto and incorporated herein.
•
However, the * account will be treated as a joint account; accordingly, all pricing, hot dog product presentations and offerings and other decisions concerning this account will be made mutually by NFSI and JMC.

•	Furthermore, all customer contact and meetings that in any way concern the Nathan’s Famous business at * will be conducted jointly by representatives of NFSI and JMC.
•
In the event that, for any reason, * determines to replace, in whole or in part, the Nathan’s Famous hot dogs and/or sausages it is currently buying for its cafes with other hot dogs and/or sausages manufactured and/or sold by JMC or any of its affiliates, then the provisions of paragraph 2 of Schedule IV annexed hereto shall be applicable.

*Confidential Portion has been omitted and filed separately with the Securities and Exchange Commission.

(c) Supermarket Deli Foodservice Business and Other Foodservice Within Retail Business:

•	JMC will actively pursue opportunities in these business areas.
•	On these businesses, JMC will continue to pay NFSI the royalty set forth in paragraph 3 of Schedule IV annexed hereto.
•	All pricing, hot dog product presentations and offerings and other decisions concerning this account will be made mutually by NFSI and JMC.
•	NFSI shall have the right, at its election, to participate jointly with JMC in all customer contact and meetings that in any way concern the use of Nathan’s Famous products and/or trademarks.

8. Assignment/Change in Ownership/Control:

(a) No Assignment - JMC may not, directly or indirectly, sell, assign, delegate or otherwise transfer this agreement and/or any of JMC’s rights or obligations hereunder without NFSI’s prior written consent.  If NFSI does not consent, it will have the right to terminate by giving written notice, which termination will be effective 24 months from the date of NFSI’s non-consent.

(b) Smithfield – At all times during the Term, Smithfield Foods, Inc. will own and control JMC.  If the same is not true at any point during the Term, NFSI will have the right to terminate by giving written notice, which termination will be effective 24 months from the date of that Smithfield Foods, Inc. no longer owns and controls JMC.

(c) No Nathan’s Carve Out from JMC – The Nathan’s business created by this license agreement will, at all times, be part of JMC.  Accordingly, JMC may not, directly or indirectly, sell, assign or otherwise transfer ownership and/or control of the business conducted pursuant to this license agreement (or of the assets used to conduct such business) to any third party or affiliate without NFSI’s prior written consent.  If NFSI does not consent to such a transaction, it will have the right to terminate by giving written notice, which termination will be effective 24 months from the date of NFSI’s non-consent.

9.  Competitive Product – JMC will not at any time during the Term be involved with the manufacture, marketing and/or sale of any other brand of retail hot dogs that competes in the same price category in which Nathan’s Famous competes without NFSI’s prior written consent.

10. Other Terms – The long form agreement will incorporate the terms and conditions of this letter agreement and contain such other normal and standard terms for license and supply agreements of this kind (e.g., NFSI will make standard warranties and representations regarding its trademarks; JMC will make standard warranties and representations concerning, among other things, compliance with all laws and regulations; JMC will indemnify NFSI for claims relating to the products; JMC will provide insurance coverage, etc.).  All such other terms will be negotiated in good faith. Notwithstanding the foregoing, unless and until such time as the long form agreement is executed by both parties, this letter agreement, including the schedules thereto, shall upon its execution constitute a binding and definitive agreement between NFSI and JMC concerning all of the subject matter hereof

If the foregoing accurately represents your understanding, indicate the same by signing in the space provided.

Sincerely,

Nathan’s Famous Systems, Inc.

By:   /s/ Eric Gatoff
Name:         Eric Gatoff
Title:           Chief Executive Officer
Accepted & agreed to:

John Morrell & Co.

By:     /s/ Joe Sebring
Name: Joe Sebring
Title:   President

SCHEDULE I

Minimum Guaranteed Royalties

For each year of the Term, JMC agrees that the retail royalties paid to NFSI shall not be less than the applicable amounts set forth below.  If actual retail royalties during any year are less than the applicable minimum guaranteed royalty, JMC will immediately pay NFSI the difference.

Year of the Term	Minimum Guaranteed Royalty
First Year	$10,000,000.00
Second Year	$10,500,000.00
Third Year	$11,025,000.00
Fourth Year	$11,576,250.00
Fifth Year	$12,155,062.00
Sixth Year	$12,762,815.00
Seventh Year	$13,145,700.00
Eighth Year	$13,540,071.00
Ninth Year	$13,946,273.00
Tenth Year	$14,364,661.00
Eleventh Year	$14,795,601.00
Twelfth Year	$15,091,513.00
Thirteenth Year	$15,393,343.00
Fourteenth Year	$15,701,210.00
Fifteenth Year	$16,015,234.00
Sixteenth Year	$16,335,539.00
Seventeenth Year	$16,662,250.00
Eighteenth Year	$16,995,495.00

Protection From Damage to Nathan’s Brand – If an event that is not caused by or in any manner contributed to by JMC significantly damages the goodwill of the “Nathan’s Famous” brand and directly results in a decline in sales of NF Retail Products such that the Minimum Guaranteed Royalties to be paid by JMC exceeds the actual retail royalties earned by NFSI hereunder, then, for the year in which such event occurs and the immediately following year, JMC will pay to NFSI only the actual retail royalties earned.

Protection From Significant Decrease to Category - In the event that (A) during any consecutive two year period during the Term, the retail beef hot dog category in the United States declines by an aggregate of 20% or more in retail dollars, and (B) during each of those two years, the Minimum Guaranteed Royalties paid by JMC to NFSI exceeds the actual retail royalties earned by NFSI hereunder, then NFSI will refund JMC with the excess by which the Minimum Guaranteed Royalties paid during such two year period exceeded the actual retail royalties earned by NFSI hereunder during the same period.

SCHEDULE II

BPP (Food Service) Formula Pricing:

1. Regular and Slider Skinless Hot Dogs – Formula price for one pound of regular skinless hot dogs delivered to our customers (or their distributors) is the sum of: (a) [*]; plus (b) [*]; plus (c) [*].  The result is [*].

2. Mechanism – The foregoing formula is calculated [*].  Once a price is established, in order for it to change (up or down), the formula must [*].

For example, [*].

3. Annual Adjustment of Overhead/Margin Charge – The overhead/margin charge is comprised of [*].  It is to be adjusted, up or down, [*].

4. Specialty Items – The following items have premiums added to the above formula:

Item	Premium per Pound

Kielbasa	[*]
Kielbasa with Cheese	[*]
Angus Beef Hot Dogs	[*]
Black Angus Sirloin Hot Dogs	[*]
Cheese	[*]
Jalapeno	[*]
Cheese & Jalapeno	[*]
Cocktails	[*]
Cocktails with Cheese	[*]

5.  Certain Special Arrangements on Large Volume/Low Margin Customers – [*].

6. International Food Service and Retail – The above formula cost, except that the cost will be FOB plant.  [*].

*Confidential Portion has been omitted and filed separately with the Securities and Exchange Commission.

SCHEDULE III

NF Restaurant Product Formula Pricing

1. Natural Casing NF Restaurant Hot Dogs – Formula price for one pound of natural casing NF Restaurant hot dogs delivered to our restaurant system distributors is the sum of: (a) [*]; plus (b) [*]; plus (c) [*].  The result is [*].

2. Skinless NF Restaurant Hot Dogs - Formula price for one pound of skinless NF Restaurant hot dogs delivered to our restaurant system distributors is the sum of: (a) [*]; plus (b) [*]; plus (c) [*].  The result is [*].

3. Nathan’s Famous Restaurant Marketing Fund – On each pound of natural casing or skinless NF Restaurant hot dogs sold, [*].  Marketing fund contributions will be made [*].

4. Mechanism – The mechanism for establishing [*].

5. Adjustment of Overhead/Margin Charge – The overhead/margin charge is comprised of [*].  It is to be adjusted, up or down, [*].

*Confidential Portion has been omitted and filed separately with the Securities and Exchange Commission.

SCHEDULE IV

Royalties Due on *, Supermarket Deli Foodservice and Other Foodservice Within Retail Businesses

1.  On the *, JMC will [*].

2.  In the event that, for any reason, * determines [*].

3.  On the Supermarket Deli Foodservice Business and Other Foodservice Within Retail Business, JMC will [*].

*Confidential Portion has been omitted and filed separately with the Securities and Exchange Commission.